Exhibit 10.1

April 28, 2021

Joseph T. Kennedy

Re:Transitional Services and Separation Agreement

Dear Joe:

This letter confirms our agreement regarding your planned retirement and in connection therewith your resignation as EVP, General Counsel and Strategic Initiatives and Secretary of Amarin Corporation plc (the “Company”) and related positions in affiliated companies. The Board of Directors of the Company (the “Board”) appreciates your substantial contributions to the Company and would like to make this transition as seamless as possible.

If this Transitional Services and Separation Agreement (this “Agreement”) becomes effective, it will fully supersede all other agreements or understandings between you and the Company relating to your employment, compensation, severance pay, benefits and equity awards, including, without limitation (i) the employment agreement between you and the Company dated December 13, 2011, as amended on June 29, 2012 and July 29, 2015 (the “Employment Agreement”), and (ii) the Executive Severance and Change of Control Plan dated January 28, 2021 (the “Severance Plan”); provided, however, and notwithstanding the foregoing, the Nondisclosure, Developments and Noncompetition Agreement between you and the Company dated October 6, 2011 (the “Restrictive Covenants Agreement”), the indemnification agreement between you and the Company dated December 13, 2011 (the “Indemnification Agreement”), and the stock option agreements in connection with each of your outstanding stock option grants as of the date hereof and the restricted stock unit award agreements in connection with each of your restricted stock unit awards as of the date hereof (collectively, along with the Company’s equity incentive plan(s) as may be amended from time to time, the “Equity Documents”) shall remain in full force and effect both during and after your employment with the Company, subject to this Agreement. For purposes of this Agreement, the June 4, 2015 CEO letter to you regarding working in California, the June 4, 2013 letter to you regarding your cellphone number, the Restrictive Covenants Agreement, the Indemnification Agreement (as modified herein), the Equity Documents and any other contractual obligations regarding confidentiality, invention assignment, noncompetition or nonsolicitation, are referred to as the “Preserved Agreements.” This Agreement and the Preserved Agreements set forth all of the contractual rights and obligations between you and the Company, and you shall not be entitled to any other payments or benefits except as specifically set forth in those documents. For the avoidance of doubt, the Company’s insider trading policy shall continue to be in effect during and after your employment, consistent with the terms of the policy.

With those understandings, the Agreement between you and the Company is as follows:

1.Transition Period; GC Retirement Date

(a)Transition Period.  If you enter into, do not revoke and comply with this Agreement, your employment with the Company will continue until the later of October 31, 2021 and, if the US Supreme Court grants the Company’s pending petition for certiorari (the “Petition Event”), the date after oral argument (the “SCOTUS Completion Date”) (the “Anticipated Last Day of Employment”), unless you sooner resign or the Company terminates your employment or you and the Company mutually agree in writing to extend your employment. The actual last day of your employment is referred to herein as the “Last Day of Employment.” The time period between the date of the Company’s public announcement regarding your planned retirement and the Last Day of Employment is referred to herein as the “Transition Period.” The Transition Period consists of two phases: Phase One and Phase Two.

(b)Phase One of the Transition Period.  Phase One of the Transition Period is the period between the date of the public announcement regarding your planned retirement and the GC Retirement Date (as defined below), during which time it is anticipated that you will continue to serve as EVP, General Counsel and Strategic Initiatives and Secretary of the Company, work full-time and be paid your current base salary at the rate of $545,900 per year. During Phase One of the Transition Period, you will remain eligible for employee benefits, subject to the terms and conditions of the applicable health plan(s), and you will continue to accrue paid time off, consistent with the Company’s paid time off policy. You will also continue to vest in your outstanding stock options, restricted stock units (“RSUs”) and restricted stock units subject to performance milestones (“PSUs”) during Phase One, subject to the terms and conditions set forth in the Equity Documents.

(c)GC Retirement Date. Your retirement from the role of EVP, General Counsel and Strategic Initiatives and Secretary of the Company and Amarin Pharma, Inc. (“API”) will be effective on the later of August 1, 2021 or such other date as mutually agreed by you and the Board and consistent with this Agreement (the “GC Retirement Date”). You acknowledge and agree that your retirement from such roles is a voluntary separation and not a termination without Cause or for Good Reason for purposes of the Employment Agreement or the Severance Plan, such that you are not eligible for any severance pay, benefits or accelerated vesting under the Employment Agreement or the Severance Plan, which are fully superseded by this Agreement. Effective on the GC Retirement Date, you will be deemed to have resigned as an officer and director of the Company, as well as from any other officer or director positions that you hold with any of the Company’s subsidiaries or any affiliate of the Company. You agree to execute any documents requested by the Company or any controlled entities necessary to effectuate such resignations.

(d)Phase Two of the Transition Period.  Phase Two of the Transition Period is between the GC Retirement Date and the Last Day of Employment. During Phase Two, your position with the Company will be “Senior Advisor,” and you will work approximately 30% of a full-time executive employee. Your base salary will be reduced by 50%, such that it will be paid at the rate of $272,950 per year during Phase Two. Notwithstanding the above, if the Petition Event Occurs, you will continue to work full time and be paid your normal salary until the SCOTUS Completion Date. You will continue to be eligible for employee benefits, subject to the terms and conditions of the applicable health plan(s). You will not accrue paid time off during Phase Two. You will also continue to vest in your outstanding stock options, RSUs and PSUs during Phase Two, subject to the terms and conditions set forth in the Equity Documents. Your employment with the Company will end at the end of Phase Two.

(e)In the event that you resign your employment or the Company terminates your employment for Cause (as defined below), in either case prior to the Anticipated Last Day of Employment, your employment will immediately end, you will be paid your applicable base salary and any accrued but unused paid time off through the Last Day of Employment, you will cease vesting as of the Last Day of Employment, and you shall have no right to any further compensation from the Company. For purposes of this Agreement, “Cause” has the meaning ascribed to such term in the Employment Agreement.

(f)In the event that the Company terminates your employment without Cause prior to the Anticipated Last Day of Employment, subject to you entering into a general release agreement, the Company will (i) pay you the base salary that would have accrued to you if you had remained employed through the Anticipated Last Day of Employment in the form of salary continuation on the Company’s regular payroll dates, and (ii) the portion of your stock options, RSUs and PSUs that would have vested if you had remained employed through the Anticipated Last Day of Employment will accelerate and become fully vested and exercisable or nonforfeitable as of the Last Day of Employment.

2.Post-Employment Consulting

Provided that you (i) enter into, do not revoke and comply with this Agreement, and (ii) your employment continues until the Anticipated Last Day of Employment (the “Conditions”), then immediately following the Last Day of Employment, you will become a consultant to the Company and be reasonably available to provide consulting services on an as-needed basis to the Company as mutually agreed (the “Consulting Services”) until March 31, 2022 or, if the Petition Event Occurs, March 31, 2023, or in either event, such later date as may be agreed to in writing by you and the Board (such period, the “Consulting Period”). For the avoidance of doubt, the Consulting Period will end on such dates, as applicable, unless you and the Board agree in writing on or prior to such respective date to extend the Consulting Period. You will be paid a consulting fee of $400 per hour during the Consulting Period. The Company will pay you such consulting fees on a monthly basis within 30 days after its receipt of an invoice detailing the number of hours and a description of the Consulting Services performed during the applicable invoice period, as well as any other information reasonably requested by the Company. In conjunction with such Consulting Services, you will be reimbursed for all reasonable expenses you incur to perform such Consulting Services subject to you providing documentation of such expenses and consistent with Company policy.

For the avoidance of doubt, there will be no break in your service relationship with the Company between the Last Day of Employment and the first day of the Consulting Period for purposes of continued vesting in your outstanding stock options, RSUs and PSUs and you will continue to vest in such equity compensation as providing service to the Company by virtue of your availability to the Company during the Consulting Period, subject to the terms of the Equity Documents. During the Consulting Period, you will no longer be an employee of the Company, but instead will be retained as an independent contractor. The Indemnification Agreement is hereby modified by replacing “as a director or officer of the Company or any Associated Company” in 2.1(a) thereof with “as a director or officer or contractor of the Company or any Associated Company.” The Indemnification Agreement, as modified herein, will remain in full force and effect during the Consulting Period and for the period thereafter in accordance with the terms of the Indemnification Agreement. You will be solely responsible for payment of all charges and taxes arising from your relationship to the Company as an independent contractor. You agree that during the Consulting Period, you will not state or imply, directly or indirectly, that you are empowered to bind the Company without the Company’s prior written consent.

3. 2021 Bonus Compensation

Provided that you satisfy the Conditions, you will be eligible for a 2021 annual bonus, based on the achievement of the Company’s Board-approved corporate goals as determined by the Board or the Remuneration Committee of the Board on a basis consistent with the then active officers of the Company. The bonus will be targeted at 50% of all cash compensation for 2021 as reported to taxing authorities on Forms W-2 and 1099 minus any amount attributed to your 2020 bonus. The bonus, if any, will be paid to you if and when other executives receive their 2021 bonuses, which will be no later than March 15, 2022. For the avoidance of doubt, you will not be eligible for any other incentive compensation.

4.Equity

Subject to the terms set forth above and the Equity Documents, you will continue to vest in your outstanding stock options, RSUs and PSUs during the Transition Period and the Consulting Period. Consistent with the Equity Documents, (i) your options will cease vesting (and for clarity no longer be eligible for acceleration including but not limited to in connection with a Change of Control (as defined in the Employment Agreement)) on the last day of your service relationship with the Company as an employee or a consultant (the latter of) and will be exercisable until the earlier of (A) 12 months following the last day your service relationship and (B) the original 10-year expiration date for such vested options as provided in the applicable Equity Documents, and (ii) the RSUs and PSUs will lapse to the extent they are not vested when your service relationship ends; provided, however, and notwithstanding the foregoing, that (I) if a Change of Control occurs during the Transition Period or the Consulting Period, then all of your outstanding stock options, RSUs and PSUs (whether or not subject to time-based vesting) shall immediately accelerate and become fully vested and exercisable or nonforfeitable as of the Date of Termination and (II) such service period may be extended by mutual written agreement. For the avoidance of doubt, you will not be eligible for any further equity awards during your employment or the Consulting Period unless (x) the Petition Event occurs in which case you will be eligible for an annual grant in Q1 2022 at your current tier, which grant shall be subject to vesting terms set forth in the applicable grant agreement, or (y) otherwise mutually agreed.

5.Health Benefits

As set forth above, you will continue to be eligible for employee health benefits during the Transition Period, subject to the terms and conditions of the applicable health plan(s). Subject to the approval of the Company’s group health plan, you will be allowed to continue to participate in the Company’s group health plan during the Consulting Period at the group rate, entirely at your own cost. In the event that you are not able to continue to participate in the Company’s group health plan during the Consulting Period and thereafter, you will be entitled to any rights you may have under COBRA to continuing health care coverage, which will be entirely at your own cost.

6.Release of All Claims

You, on your own behalf and on behalf of your heirs, executors, administrators, attorneys and assigns, hereby unconditionally and irrevocably release, waive and forever discharge the Company and each of its affiliates, parents, successors, predecessors, and the subsidiaries, directors, owners, members, shareholders, officers, agents, and employees of the Company and its affiliates, parents, successors, predecessors, and subsidiaries (collectively, all of the foregoing are referred to as the “Releasees”), from any and all causes of action, claims and damages, including attorneys’ fees, whether known or unknown, foreseen or unforeseen, presently asserted or otherwise arising through the date on which you sign this Agreement. This release includes, but is not limited to, any claim or entitlement to salary, bonuses, any other payments, benefits or damages arising under any federal law (including, but not limited to, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, Executive Order 11246, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, each as amended and any other federal, state, local or foreign law relating to notice of employment termination or to severance pay); any claim arising under any state or local laws, ordinances or regulations (including, but not limited to, the New Jersey Law Against Discrimination, the California Fair Employment and Housing Act and any state or local laws, ordinances or regulations requiring that advance notice be given of certain workforce reductions); any claim arising under Irish law, including, but not limited to, any claim for statutory benefits; and any claim arising under any common law principle or public policy, including, but not limited to, all suits in tort or contract, such as wrongful termination, defamation, emotional distress, invasion of privacy or loss of consortium; provided, however, that this release shall not apply to (a) claims to enforce your rights under this Agreement; (b) claims for vested benefits pursuant to ERISA; (c) claims with respect to your vested equity rights as of the Last Day of Employment; (d) claims to enforce the Company’s obligation to indemnify you to the extent such indemnification obligations exist; and (e) claims or administrative charges which legally may not be waived.

You are waiving, however, any right to monetary recovery or individual relief should any federal, state or local agency (including the Equal Employment Opportunity Commission) pursue any claim on your behalf arising out of or related to your employment with and/or separation from employment with the Company; provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

You also hereby waive the provisions of Section 1542 of the California Civil Code, which states, “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

You represent that you have not assigned any claim to any third party.  You further acknowledge and represent that, except as expressly provided in this Agreement, you have been paid all wages, bonuses, compensation, benefits and other amounts that any of the Releasees has ever owed to you.

7.Restrictive Covenants and Continuing Obligations

(a)Restrictive Covenants Agreement.  You acknowledge and agree that the terms of the Restrictive Covenants Agreement remain in full force and effect, which, among other things, prohibits disclosure of the Company’s confidential information and contains a 12-month post-employment non-solicitation restriction, provided that the Company shall not enforce any non-competition provision. The terms of the Restrictive Covenants Agreement are incorporated by reference into this Agreement.

(b)Return of Property.  You acknowledge and agree that you are required to return all Company property to the Company pursuant to the Restrictive Covenants Agreement upon the ending of your employment, including, without limitation, all files, letters, notes, memoranda, credit cards, reports, records, data, charts, quotations and proposals, specification sheets, educational materials or other written, photographic or other tangible material containing proprietary information, including, without limitation your Company laptop. Notwithstanding this obligation, you may retain such Company property that is necessary, as determined by the Board, for purposes of performing Services during the Consulting Period, provided that you promptly return all such Company property at the end of the Consulting Period (other than the Company issued cellphone, which you may keep with your phone number, each at your own continued expense, provided, however, that you agree to first return any Company information that is on your cellphone to the Company and then, subject to any litigation document holds in place, wipe all Company information from your cellphone). After returning all such Company property to the Company, subject to litigation document holds then in place, you must delete and finally purge any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property after the last day of the Consulting Period. In the event that you discover that you continue to retain any such property, you must return it to the Company immediately.

(c)Cooperation.  You agree to cooperate reasonably with the Company (including its outside counsel) in connection with (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company reasonably believes you may have knowledge or information; (ii) internal or external investigations related to matters that occurred during your employment and about which the Company reasonably believes that you have relevant information and (iii) transitioning your duties (together “Cooperation Services”); provided that the Company shall only request Cooperation Services to the extent reasonably necessary and shall not use this Section 7(c) to solicit general advice from you regarding litigation matters or investigations or otherwise use this Section 7(c) to require you to perform the day-to-day duties that you performed as an employee or consultant. You further agree to make yourself available to provide Cooperation Services at mutually convenient times. The Company shall not utilize this section to require you to make yourself available to an extent that would unreasonably interfere with other responsibilities you may have. The Company shall reimburse you for any reasonable travel expenses that you incur due to your performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy and the Company agrees to compensate you for your time in providing Cooperation Services performed after the Consulting Period at the rate of $400 per hour.

(d)Non-Disparagement.

(i)You agree not to make, publish or communicate to any person or entity or in any public forum any disparaging or defamatory statements (whether written, oral, through social or electronic media or otherwise) concerning any of the Releasees, any of their respective products or services or any of their respective current or former officers, directors, shareholders, employees or agents. Your obligations under this Section 7(d)(i), together with your obligations under Sections 7(a) through (c), are collectively referred to as the “Continuing Obligations.”

(ii)For its part, the Company agrees to instruct current members of the Board and current C-level executives not to make, publish or communicate to any person or entity or in any public forum any disparaging or defamatory statements (whether written, oral, through social or electronic media or otherwise) concerning you or your work with the Company, including not stating or implying that your retirement was anything other than as it is, a voluntary decision by you. In addition, C-level executives will instruct representatives of the Company’s public relations and investor relations teams to not make any such disparaging or defamatory statements on behalf of the Company and, if C-level executives become aware that a representative has made disparaging or defamatory statements regarding you on behalf of the Company they will take reasonable action to correct such statements.

(iii)For the avoidance of doubt, nothing in this Agreement prohibits truthful testimony in a legal proceeding or prohibits you from communicating with a government agency.

8.Communications Regarding Your Departure

The Company shall publicly issue the press release attached hereto as Exhibit A promptly following the signing of this agreement, which shall not be altered or supplemented in format or substance without agreement between you and the Board. Promptly following the date of the public announcement regarding your planned retirement, the Company will issue a formal written internal announcement about your planned retirement, with the content of such internal announcement to be mutually agreed upon by you and the Board (the “Company Announcement”). Until such time as the Company Announcement is made, you agree that you will not (without the prior written approval of the Board) communicate about your planned retirement with anyone not already aware as of the date of this agreement until after the Company Announcement has been made; provided that you may also communicate with your tax advisor(s), attorney(s), and spouse about your transition and departure before the Company Announcement; provided further that you first advise such persons not to reveal information about your transition and departure until the Company Announcement is made and each such person agrees and provided further that you may inform the CEO and senior vice presidents within the Company as well as persons involved with preparations for public and internal communications provided that you first advise such persons not to reveal information about your transition and departure until the Company Announcement is made and each such person agrees. Once the Company has made the Company Announcement, you agree to limit any communications regarding your planned retirement to statements consistent with the Company Announcement.

9.Tax Treatment; Section 409A

(a)The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(b)The parties intend that payments under this Agreement will be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision of this Agreement is ambiguous as to its exemption from or compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder are exempt from or comply with Section 409A of the Code. The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2).

10.Time for Consideration; Effective Date.

You acknowledge that you have knowingly and voluntarily entered into this Agreement and that the Company advises you to consult with an attorney before signing this Agreement. You acknowledge that you have been given the opportunity, if you so desire, to consider this Agreement for twenty-one (21) days before executing it (the “Consideration Period”). To accept this Agreement, you must return a signed, unmodified original or PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to the undersigned, provided that such notice is delivered so that it is received at or before the expiration of the seven (7) day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

11.Other Provisions

(a)Absence of Reliance.  In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(b)No Admission of Liability.  This Agreement does not constitute an admission of liability or wrongdoing on the part of the Company, the Company does not admit there has been any wrongdoing whatsoever against you, and the Company expressly denies that any wrongdoing has occurred.

(c)Entire Agreement.  This Agreement, together with the Preserved Agreements, constitutes the entire agreement between you and the Company and supersedes any previous agreements or understandings between you and the Company, including, without limitation, the Employment Agreement and the Severance Plan.

(d)Severability.  If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(e)Relief.  Each party agrees that it would be difficult to measure any harm caused that might result from any breach of any of the Continuing Obligations. Money damages would be an inadequate remedy for any breach of the Continuing Obligations. Accordingly, each party agrees that if breach occurs, or a proposal to breach is evident, of any portion of the Continuing Obligations, the opposing party shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage and without the necessity of posting a bond, and to its costs of enforcement of the Continuing Obligations, including its reasonable attorney’s fees and expenses.

(f)Governing Law; Interpretation.  This Agreement shall be governed by the laws of the State of California, excluding the choice of law rules thereof. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(g)Jurisdiction.  You and the Company hereby agree that the state and federal courts in the State of California shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.

(h)Waiver; Amendment.  No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Agreement may not be modified or amended except in a writing signed by both you and the Chairman of the Board.

(i)Counterparts.  This Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. Electronic and pdf signatures shall be deemed to have the same legal effect as originals.

[Signature page follows.]

Please indicate your agreement to the terms of this Agreement by signing and returning the original or a PDF copy of this letter within the time period set forth above.

Sincerely,

AMARIN CORPORATION PLC

By: /s/ David Stack

David Stack

Chairman, Remuneration Committee

This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Joseph T. Kennedy

Joseph T. Kennedy

Date: April 28, 2021

Exhibit A

(furnished separately)